WILLIAM TAYLOR RHODES
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of September 16, 2014, (the “Effective Date”) and replaces and supersedes the Employment Agreement between Executive and the Company dated January 13, 2014 (the “Prior Employment Agreement”), and the William Taylor Rhodes Summary of Amended and Restated Employment Terms (“Term Sheet”) dated September 16, 2014 by and between Rackspace US, Inc. (the “Company”), and William Taylor Rhodes (“Executive”).
1.Duties and Scope of Employment.

(a)Positions and Duties. Executive is currently an employee of the Company, most recently serving as President. As of September, 16, 2014, Executive will serve as Chief Executive Officer & President of Rackspace Hosting, Inc. and Rackspace US, Inc. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chairman or its Board of Directors (the “Board”). During the Employment Term, Executive will be nominated to be a member of the Board, and, if elected and serving on the Board as of immediately before the end of the Employment Term, will resign from the Board as of the end of the Employment Term, regardless of the reason for his separation from employment. As of the Effective Date, Executive will report directly to the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. However, Executive may engage in such activities as may be appropriate to manage his personal investments and in educational, charitable and philanthropic activities so long as such activities do not materially interfere with or conflict with the performance of Executive’s duties under this Agreement. Any such activity shall not be deemed to materially interfere or conflict with Executive’s performance unless Executive has failed to cure any alleged interference or conflicts within fifteen (15) days of receiving written notice from the Company, provided such interference or conflict is curable.

2.At-Will Employment. The parties agree that, except as otherwise prohibited by law, Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement or evidenced by other written agreements with the Company, including outstanding equity awards, Executive may be entitled to vesting acceleration and/or severance payments and benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.Compensation.

(a)Base Salary. During the Employment Term, the Company will pay Executive an annual salary of Seven Hundred Thousand and no/100 Dollars ($700,000.00) as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and increases, if any, will be made based upon the Company’s normal performance review practices and in its sole discretion.

(b)Non-equity Incentive Plan. Executive will be eligible to participate in the Company’s non-equity incentive plan, or NEIP. The NEIP is designed to reward executives and other employees for the achievement of the Company’s financial and strategic goals. Target payout levels correspond to the Company’s performance against the economic objectives established by the Compensation Committee or the Board. The NEIP provides cash compensation when financial objectives are achieved. Executive’s target payout level is 115% of Executive’s annual salary. The Compensation Committee has the discretion to increase or decrease a payout under the NEIP at any time in the event that it determines that circumstances warrant adjustment or to pay bonuses outside of the NEIP. The Compensation Committee has set a maximum annual payout of 150% of the target, however this may be modified at the Compensation Committee’s discretion. The NEIP payout, or any portion thereof, will be paid as soon as practicable after the Compensation Committee determines that the NEIP payout has been earned, but in no event shall the NEIP payout be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the NEIP payout is earned or (ii) March 15 following the calendar year in which the NEIP payout is earned.

(c)Equity Grants. During the Employment Term, in addition to any entitlements pursuant to grants made to the Executive prior to the Effective Date, Executive will be eligible to receive the following restricted stock units (“RSUs”) and other equity awards:

(i)Equity Awards.    In the next open trading window following the Effective Date, Executive will receive equity awards with a grant date accounting value equal to $6,000,000 in the aggregate (the “CEO Equity Awards”), subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”).

(1)RSUs. Twenty-five percent (25%) of the CEO Equity Awards will be in the form of time-based RSUs (the “RSUs”), which will vest as to 1/4 of the RSUs on each anniversary of the grant date, subject to Executive continuing to provide services to the Company through the relevant vesting dates.

(2)PSUs. Seventy-five percent (75%) of the CEO Equity Awards will be in the form of performance-based restricted stock units (the “PSUs”), which will vest based on achievement of a revenue target set by the Compensation Committee of the Board and communicated to Executive, as assessed on the Measurement Dates (as defined below), and subject to Executive’s continuing to provide services to the Company through the relevant Measurement Dates in accordance with the terms set forth below:

Vesting Percentage	Vesting Condition
150% of PSUs	If the Performance Goal is achieved within the first 8 fiscal quarters of the Performance Period
100% of PSUs	If the Performance Goal is not achieved within the first 8 fiscal quarters of the Performance Period, but is achieved within the first 12 fiscal quarters of the Performance Period
50% of PSUs	If the Performance Goal is not achieved within the first 12 fiscal quarters of the Performance Period, but is achieved within the first 16 fiscal quarters of the Performance Period
0% of PSUs	If the Performance Goal is not achieved during the Performance Period

For purposes of this Section 3(c)(i), “Performance Period” means the 16 fiscal quarters comprising the term in which the Performance Goal may be attained (as specified in the Award Agreement), and “Measurement Date” means the end of the first 8, 12, and 16 fiscal quarters of the Performance Period.

(ii)Annual Equity Award. Following the Effective Date and for each fiscal year of the Company thereafter during the Employment Term, Executive will be eligible to receive equity awards (“Annual Equity Awards”), in such amounts and with such terms as determined by the Compensation Committee.

(iii)The CEO Equity Awards and each Annual Equity Award will be subject to the terms, definitions and provisions of the Company’s 2007 Long Term Incentive Plan, as amended or the Company equity plan in effect as of the grant date (the “Incentive Plan”) and the applicable award agreement approved by the Compensation Committee for making grants thereunder and signed by Executive and the Company (each, an “Equity Grant Agreement”), all of which documents are incorporated herein by reference; provided, however, that this Agreement shall control in the event of a conflict between this Agreement and the Equity Grant Agreements.

(d)Attorneys Fees. Company agrees to reimburse Executive for his reasonable attorneys’ fees associated with the review and negotiation of this Agreement, up to a maximum amount of Five Thousand Dollars ($5,000.00). Reimbursement requests must be submitted with substantiation within forty-five (45) days of the date the expenses are incurred, and the Company will make the reimbursement payments for substantiated expenses within thirty (30) days of the date it receives the request.

4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans and executive compensation programs currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. Subsequent to the Employment Term, Executive will be entitled to receive any benefits due and/or to continue coverage in accordance with the written terms of such plans and programs. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.ETO. Executive will be entitled to earned, paid time off in accordance with the Company’s earned time off policy, with the timing and duration of specific days off mutually and reasonably agreed to by the parties hereto.

6.Expenses and Indemnification. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Executive will continue to be a party to that certain Indemnification Agreement between the Company and Executive; provided however, that should any additional or enhanced indemnity terms or agreements be provided to any other Company executive officer or director, Executive will be also eligible for indemnity under such terms.

7.Restricted Stock Unit Acceleration. If (i) Executive resigns for Good Reason, or (ii) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, then, subject to Section 9, Executive will be entitled to accelerated vesting for any unvested RSUs originally granted to him on March 6, 2014 (the “March RSUs”), effective upon the Release Deadline (as defined in Section 9(a) below) or such later time as may be required under Section 11(b). Accelerated vesting based on a separation due to death or Disability will be addressed as set forth in the RSU agreement signed by Executive and the Company in connection with the receipt of the March RSUs.

8.Severance.

(a)Resignation for Good Reason, or Termination for other than Cause, death or Disability Unrelated to a Change in Control. If, outside of a Change in Control Period, (x) Executive resigns for Good Reason, or (y) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, then, subject to Sections 9 and 10, Executive will be entitled to:

(i)continued payments of Executive’s Base Salary, as then in effect, for six (6) months. These payments will be paid, less applicable withholdings, in installments over the severance period with the first payment to commence on the sixty-first (61st) day following Executive’s termination of employment (and include any severance payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the severance period following Executive’s termination of employment (subject to any delay as may be required by Section 11(b));

(ii)a lump-sum payment of Executive’s Annual Target Bonus, as in effect in the Company’s fiscal year in which Executive’s employment terminates. This payment will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment (subject to any delay as may be required by Section 11(b));

(iii)if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of six (6) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 8(a)(iii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments. Any such taxable monthly payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date instead will be paid on the sixty-first (61st) day following Executive’s termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Section 11(b)). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings; and

(iv)a reduction of the Restricted Period (as defined below) from one (1) year to six (6) months.

(b)Resignation for Good Reason, or Termination for other than Cause, death or Disability in Connection with a Change in Control. If, within the period beginning three (3) months prior to and ending twelve (12) months following a Change in Control (as defined in the 2007 Long Term Incentive Plan) (such period, the “Change in Control Period”), (x) Executive resigns for Good Reason, or (y) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, then, subject to Sections 9 and 10, Executive will be entitled to:

(i) a lump sum severance payment equal to twenty-four (24) months of Executive’s Base Salary, as then in effect. This payment will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment (subject to any delay as may be required by Section 11(b)). For the avoidance of doubt, if Executive’s termination of employment occurs prior to a Change in Control that qualifies Executive for severance payments under Section 8(a)(i); and a Change in Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 8(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 8(b)(i), less amounts already paid under Section 8(a)(i).

(ii)a lump-sum payment of two (2) times Executive’s Annual Target Bonus, as in effect in the Company’s fiscal year in which Executive’s employment terminates. This payment will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment (subject to any delay as may be required by Section 11(b)). For the avoidance of doubt, if Executive’s termination of employment occurs prior to a Change in Control that qualifies Executive for the payment under Section 8(a)(ii); and a Change in Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefit under this Section 8(b)(ii), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 8(b)(ii), less the amount already paid under Section 8(a)(ii).

(iii)if Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twenty-four (24) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 8(b)(iii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a lump sum payment of $48,000, which will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment (subject to any delay as may be required by Section 11(b)) and regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, if Executive’s termination of employment occurs prior to a Change in Control that qualifies Executive for reimbursements or payments under Section 8(a)(iii); and a Change in Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 8(b)(iii), then the reimbursements or payment, as applicable, under this Section 8(b)(iii), shall be reduced by the reimbursements or payments, as applicable, already paid under Section 8(a)(iii).

(c)Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no acceleration or other benefits upon termination of employment with respect to acceleration of award vesting other than those benefits expressly set forth in this Section 7.

9.Conditions to Receipt of RSU Acceleration; Severance

(a)Separation Agreement and Release of Claims. The receipt of any vesting acceleration pursuant to Section 7 or the severance benefits pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and full general release of claims substantially in the Company’s customary form at the time of Executive’s termination of employment against the Company and all affiliated individuals and entities in a form reasonably satisfactory to the Company (the “Release”), and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the vesting acceleration and severance benefits under this Agreement, as applicable. In no event will the vesting acceleration and severance benefits, as applicable, be provided until the Release becomes effective and irrevocable.

(b)Compliance with Confidential Information Agreement. The receipt of any benefits pursuant to Section 7 and Section 8 will be subject to Executive not violating the provisions of the Confidential Information Agreement, including any restrictive covenants set forth therein, and Section 10 (Covenant Not to Compete) below.

(c)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.Covenant Not to Compete.

(a)As set forth more fully in the Confidential Information Agreement, which is ancillary to this Agreement, the Company agrees to provide Executive with Confidential Business Information, and Executive agrees to not use or disclose such information. Executive agrees that during the course of his employment and for a period of one (1) year immediately following the termination of his relationship with the Company for any reason, whether with or without Cause, at the option either of the Company or himself, with or without notice (the “Restricted Period”), he will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of: any business in competition with the Company’s business as conducted by the Company at any time during the course of Executive’s employment with the Company. The foregoing covenant shall cover Executive’s activities in every part of the Territory, as defined herein, to the extent permitted by applicable law. “Territory” shall mean: (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), the Company maintains non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of Executive’s relationship with the Company.

(b)Executive acknowledges and agrees that his fulfillment of the obligations contained in this Agreement and the Confidential Information Agreement, including, but not limited to, his obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Business Information (as defined in the Confidential Information Agreement) and his obligation not to compete contained in subsection (a) above is necessary to protect the Company’s Confidential Business Information and to preserve the Company’s value and goodwill. Executive further acknowledges the time, geographic and scope limitations of his obligations under subsection (a) above are reasonable, especially in light of the Company’s desire to protect its Confidential Business Information, and that Executive will not be precluded from gainful employment if he is obligated not to compete with the Company during the period and within the Territory as described above.

(c)The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial or arbitration proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed by the court or arbitrator to cover the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

11.Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, no benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other separation benefits that Executive may receive, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Consideration”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no consideration due to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then any Deferred Consideration that is due within the first six (6) months following Executive’s separation from service, will become due on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Consideration, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any consideration delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Consideration will be due in accordance with the schedule applicable to each payment or benefit. Each benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Consideration for purposes of clause (a) above.

(d)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Consideration for purposes of clause (a) above.

(e)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

12.Definitions.

(a)Cause. For purposes of this Agreement, “Cause” shall have the meaning assigned to it in the 2007 Long Term Incentive Plan, effective as of May 2, 2012.

(b)Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(c)Disability. For purposes of this Agreement, “Disability” shall have the meaning assigned to it in the 2007 Long Term Incentive Plan, effective as of May 2, 2012.

(d)Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i) a material reduction of Executive’s duties or responsibilities, or the removal of Executive from Executive’s position, either of which results in a material diminution of Executive’s authority, duties or responsibilities; provided, however, that a reduction in duties, position, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason,” provided that Executive is made Chief Executive Officer of the combined entities;

(ii)a material reduction in Executive’s Base Salary or Target Bonus (except where there is a reduction applicable to the executive team generally); provided, however, that a reduction in Executive’s Base Salary NEIP target payout level percentage of ten percent (10%) or less in any one year will not be deemed a material reduction; or

(iii)a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than thirty-five (35) miles from Executive’s then present location will not be considered a material change in geographic location.
Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(e)Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

13.Limitation on Payments. In the event that the separation benefits and other benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the Payments constituting “parachute payments” is necessary so that no portion of such Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (i) reduction of the cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant of Executive’s equity awards. In no event will Executive have any discretion with respect to the ordering of payment reductions.
A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to the Payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

14.Confidential Information. Executive has entered into the Company’s standard Confidentiality, Intellectual Property and Dispute Resolution Agreement (the “Confidential Information Agreement”) and agrees that it shall remain in full force in effect during the term of his employment.

15.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

16.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Rackspace US, Inc.
Attn: General Counsel
5000 Walzem Road
San Antonio, TX 78218

If to Executive:
at the last residential address known by the Company.

17.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

18.Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

19.Integration. This Agreement, together with the Incentive Plan, applicable Equity Agreements, the Indemnification Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

20.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

21.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

23.Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

24.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

25.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
COMPANY:
RACKSPACE US, INC.
By:     /s/ A. William Alberts                        Date:     October 2, 2014
Title:     Associate General Counsel

EXECUTIVE:
/s/ William Taylor Rhodes                            Date:     October 2, 2014                WILLIAM TAYLOR RHODES

[SIGNATURE PAGE TO WILLIAM TAYLOR RHODES AMENDED AND RESTATED EMPLOYMENT AGREEMENT]